Exhibit (a)(1)(K)

Equity Exchange Program – Election Form

This Election Form allows you to elect to participate in the exchange offer from Genworth Financial, Inc. pursuant to the document titled “Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for Replacement Awards,” dated July 13, 2009 (the “Offering Memorandum”). Capitalized terms used but not defined herein have the meaning assigned to them in the Offering Memorandum.

The offering period closes at
5:00 p.m., U.S. Eastern Time, on August 18, 2009, unless we
extend the Expiration Date. You may change your election
throughout the offering period by delivering a new Election
Form to Genworth. Your last Election Form received by
Genworth as of 5:00 p.m., U.S. Eastern Time, on the Expiration
Date will be final. If you do not make an election, your Eligible
Options and SARs will remain outstanding pursuant to their
original terms and conditions.

The table below shows your current Eligible Options and SARs based on your employment status on July 9, 2009. Some stock options and SARs might not be eligible for exchange, including, but not limited to, stock options or SARs that expire, terminate or are forfeited before the Expiration Date. Refer to the Offering Memorandum for more information. In order to participate in the exchange offer with respect to your Eligible Options and SARs:

1.	Check the box for each grant to “Exchange” those Eligible Options or SARs. You also have the option of checking the “Exchange All Eligible Options and SARs” box instead of selecting individual grants.

2.	Unchecked grants will not be exchanged.

Your Election:			☐ Exchange All Eligible Options and SARs

Grant Year	Grant Date	Exercise Price	Eligible Options and SARs	Exchange Ratio	I elect to ‘Exchange’ my Eligible Options and SARs	Replacement Awards Granted
		$		3.0:1	☐
		$		3.0:1	☐
		$		3.0:1	☐

Total:

By electing to exchange your Eligible Options and SARs by tendering them in the exchange offer, you are agreeing:

1. To the terms and conditions of the exchange offer as set forth in the Offering Memorandum.

2. To sell, assign and transfer to Genworth all right, title and interest in and to the Eligible Options and SARs tendered as indicated in the table above.

3. To, upon request, promptly execute and deliver any additional documents deemed by Genworth to be necessary to complete the acceptance and payment of the Eligible Options and SARs tendered.

4. That you have read and understand the Offering Memorandum.

Notice: Genworth will collect, use, transfer and share the personal information you submit to the extent necessary to facilitate the acceptance of your tendered Eligible Options and SARs. The information will be stored in the United States.

______________________________________________________     _________________________________

SIGNATURE                                                                                               DATE

Printed Name: ____________________________________________

Telephone Number: ________________________________________

Email address: ____________________________________________

Please complete, sign and return this Election Form to Genworth so that it is received before 5:00 p.m., U.S. Eastern Time, on August 18, 2009, using one of the following means:

Fax to: (866) 878-0212

Or, scan and email to: compensation@genworth.com

Or, mail to:

Genworth Financial, Inc.

6620 West Broad Street, Richmond, VA 23230

Attention: Executive Compensation

Contact Phone #: 866-931-4954

Please keep a copy of your signed Election Form for your records.

Questions

If you have questions regarding this Election Form, please contact the executive compensation team by phone at (866) 931-4954 or by e-mail at compensation@genworth.com, or you may contact your human resources manager.